UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Global X Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):
220 Fifth Avenue, 20th Floor
New York, NY 10001

Telephone Number (including area code):
347-756-4648

Name and address of agent for service of process:
Bruno del Ama
c/o Global X Management Company LLC
220 Fifth Avenue, 20th Floor
New York, NY 10001

Copy to:
Jane A. Kanter
Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006-2401

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           YES  ☒                 NO  ☐

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and state of New York on the 17th day of June, 2008.

Global X Funds

/s/ Bruno del Ama
By: Bruno del Ama
Title: Sole Trustee

Attest:

/s/ Eleanor Osmanoff
Eleanor Osmanoff